Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

PACIFIC CAPITAL BANCORP

1. Name. The name of the corporation is Pacific Capital Bancorp (the “Corporation”).

2. Address; Registered Office and Agent. The address of the corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Wilmington, DE 19808. The name of its registered agent at such address is Corporation Service Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock with the par value of $0.001 per share.

5. Name and Mailing Address of Incorporator. The name and mailing address of the sole incorporator is Christine M. Sontag, 20 East Carrillo Street, Santa Barbara, California 93101.

6. Election of Directors. Unless and except to the extent that the By-Laws of the Corporation (the “By-Laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

7. Limitation of Liability.

(a) To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) Any amendment or repeal of Section 7(a) shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

8. Adoption, Amendment or Repeal of By-Laws. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws.

9. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article.